SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549


                            FORM 8-K

         CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:           July 18, 1996
(Date of Earliest
Event Reported)


                       VARLEN CORPORATION
     (Exact Name of Registered as Specified in its Charter)



Delaware                            0-5374            13-2651100
(State or Other Jurisdiction      (Commission       (I.R.S. Employer
of Incorporation)                 File No.)         Identification No.)


55 Shuman Boulevard,
P. O. Box 3089, Naperville, Illinois                 60566-7089
(Address of Principal Executive Office)              (Zip Code)


(708) 420-0400
(Registrant's Telephone Number
Including Area Code)


Item 2. Acquisition or Disposition of Assets

(a) On June 15, 1996, the Registrant, BAS, Inc., a Virginia corporation (the "Purchaser") and wholly-owned subsidiary of the Registrant, and Brenco, Incorporated, a Virginia corporation ("Brenco") whose shares are publicly-traded and quoted in the NASDAQ National Market System, entered into an Acquisition Agreement, dated as of such date (the "Acquisition Agreement"), providing for the commencement by the Purchaser of a tender offer (the "Tender Offer") to purchase all outstanding shares of common stock of Brenco ("Shares") at a price of $16.125 per share (the "Offer Price"), net to the seller in cash and without any interest thereon. The Offer Price was determined based on arms'- length negotiations between the Registrant and Brenco.

     The Purchaser commenced the Tender Offer on June 20, 1996, and it expired at midnight on July 18, 1996. Nine million three hundred thirty-nine thousand nine hundred eighty-six (9,339,986) Shares (including 96,833 Shares pursuant to guarantee delivery procedures) were tendered pursuant to the Tender Offer, and such Shares were subsequently accepted for payment and paid for by the Purchaser (except for 1,252 Shares constituting "failed guaranteed deliveries"). Accordingly, in the Tender Offer the Purchaser (and indirectly through the Purchaser, the Registrant) acquired 9,338,734, or approximately 91.5%, of the 10,207,440 outstanding Shares. Another wholly owned subsidiary of the Registrant previously owned 460,000 Shares, representing approximately 4.5% of the outstanding Shares. Therefore, the Registrant indirectly beneficially owns 9,798,734 Shares, or approximately 96.0% of the outstanding Shares.

     Simultaneously with the execution and delivery of the Acquisition Agreement, the Registrant entered into a Shareholder Tender Agreement, dated as of June 15, 1996 (the "Shareholder Tender Agreement"), with certain shareholders of Brenco (the "Tendering Shareholders"), including the Chairman and Chief Executive Officer of Brenco, his sister (whose husband was at the time a director of Brenco) and certain members (and trusts for the benefit of members) of their family. Pursuant to the Shareholder Tender Agreement, each Tendering Shareholder agreed to tender (subject to certain exceptions) pursuant to the Tender Offer all of the Shares owned by them (except for 50,000 Shares in the aggregate which were permitted to be contributed to charity). At the date of the commencement of the Tender Offer, the Tendering Shareholders owned 2,108,343 Shares, or approximately 20.7%, of the then outstanding Shares and (as far as the Registrant is aware) all such Shares were tendered pursuant to the Tender Offer.

     The Acquisition Agreement requires the Registrant and the Purchaser (subject to certain conditions) to complete a second-step merger of the Purchaser with and into Brenco, with the result that (among other things) Brenco will become a wholly-owned subsidiary of the Registrant and each Share (other than Shares held by the Registrant, the Purchaser or Brenco or any direct or indirect subsidiary of the Registrant, the Purchaser or Brenco) will be canceled and converted into the right to receive the Offer Price in cash without any interest. Such merger is expected to be completed in August, 1996.

     The funds used to pay the Offer Price in the Tender Offer were advanced to the Purchaser by the Registrant from available working capital and loans made under a $190 million credit facility provided by The First National Bank of Chicago, Harris Trust and Savings Bank, ABN AMRO Bank N.V. and NationsBank, N.A.

(b) Plant, equipment and other physical property acquired through this transaction were primarily used prior to the transaction for the production of railroad bearings, automotive components and related administrative functions.
     The Registrant currently intends to continue such use of the plant, equipment and other physical property.

Item 7. Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired

     It is impracticable to provide the required financial statements for the acquired business at the time of the filing of this Current Report on Form 8-K. Such financial statements will be filed under cover of a Form 8-K/A as soon as practicable, but in any event not later than October 1, 1996.

(b)  Pro-forma Financial Information

     It is impracticable to provide the required pro-forma financial information for the affects of the acquired business at the time of the filing of this Current Report on Form 8-K. Such financial information will be filed under cover of a Form 8-K/A as soon as practicable, but in any event not later than October 1, 1996.

(c)  Exhibits

     Exhibit 2 (a): Acquisition Agreement, dated as of June 15,
     1996, among the Registrant, the Purchaser and Brenco
     (incorporated herein by reference to Exhibit (c) (1) to the Registrant's combined Schedules 14D-1 and 13D dated and filed June 20, 1996.)

     Exhibit 2 (b): Shareholder Tender Agreement, dated as of
     June 15, 1996, among the Registrant and the Tendering
     Shareholders (incorporated herein by reference to Exhibit
     (c) (2) to the Registrant's combined Schedules 14D-1 and 13D dated and filed June 20, 1996.)





                           SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        Varlen Corporation
                                           (Registrant)



July 30, 1996                       By: /s/ Richard A. Nunemaker
                                        Richard A. Nunemaker
                                        Vice President, Finance and
                                        Chief Financial Officer
                                        (Principal Financial Officer
                                        and Principal Accounting Officer)